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                            U.S. LEGAL SUPPORT, INC.

   EXHIBIT 11.1--COMPUTATION OF HISTORICAL AND SAB NO. 55 EARNINGS PER SHARE

                                 (IN THOUSANDS)

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                                       HISTORICAL    HISTORICAL    SAB NO. 55
                                          NINE          NINE          NINE
                                         MONTHS        MONTHS        MONTHS
                                          ENDED         ENDED         ENDED
                                      SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,
                                          1996          1997          1997
PRIMARY:
  Weighted average common shares
   outstanding.......................     1,735         1,735         1,735
  Assumed conversion of preferred
   stock issued within one year of
   initial public offering...........     1,743         1,743         1,743
  Assumed conversion of convertible
   subordinated promissory notes.....       227           227           227
  Net effect of dilutive stock
   options:
   Options granted at prices below
    assumed initial public offering
    price............................       278           278           278
   Shares assumed repurchased at
    assumed initial public offering
    price............................       (90)          (90)          (90)
  Assumed issuance of stock to fund
   distribution to owner.............        --            --           333
                                         ------        ------        ------
    Total primary shares.............     3,893         3,893         4,226
                                         ======        ======        ======
  Net income (loss)..................    $  339        $  (83)       $  (83)
  Accretion of preferred stock.......        --          (479)         (479)
                                         ------        ------        ------
  Net loss attributable to common
   shareholders......................        --        $ (562)       $ (562)
                                         ------        ------        ------
  Net income (loss) per share........    $ 0.09        $(0.14)       $(0.13)
                                         ======        ======        ======
FULLY DILUTED:
  Weighted average common shares
   outstanding.......................     1,735         1,735         1,735
  Assumed conversion of preferred
   stock issued within one year of
   initial public offering...........     1,743         1,743         1,743
  Assumed conversion of convertible
   subordinated promissory notes.....       227           227           227
  Net effect of dilutive stock
   options:
   Options granted at prices below
    assumed initial public offering
    price............................       278           278           278
   Shares assumed repurchased at
    assumed initial public offering
    price............................       (90)          (90)          (90)
  Assumed issuance of stock to fund
   distribution to owner.............        --            --           333
                                         ------        ------        ------
    Total fully diluted shares.......     3,893         3,893         4,226
                                         ======        ======        ======
  Net income (loss)..................    $  339        $  (83)       $  (83)
                                         ======        ======        ======
  Accretion of preferred stock.......        --          (479)         (479)
  Net loss attributable to common
   shareholders......................        --        $ (562)       $ (562)
                                         ======        ======        ======
  Net income (loss) per share........    $ 0.09        $(0.14)       $(0.13)
                                         ======        ======        ======
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